Exhibit 99.1

Contacts:	Amy Glynn/Stephanie Carrington
Rick Kline	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7017
(818) 766-3502	aglynn@theruthgroup.com
scarrington@theruthgroup.com

IPC The Hospitalist Company Reports First Quarter 2012

North Hollywood, CA— April 24, 2012—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Highlights (comparisons are to first quarter 2011):

•	Net revenue increased 15% to $129.8 million, with same-market area net revenue growth of 11%

•	Patient encounters increased to 1.4 million, a 14% increase

•	Income from operations increased 10% to $13.7 million

•	Net income increased 10% to $8.5 million, or $0.50 diluted earnings per share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “We are pleased to report that we once again reached a new milestone in the first quarter, with approximately 1.4 million patient encounters generating $129.8 million in net revenue, for a 15% increase in net revenue for the quarter. Growth came from both new hires and acquisitions as we continue to build out our platform to meet the growing demand for our services. As of the end of March 2012, we had 1,265 providers, 64 of which were added in the first quarter, for a net increase of 216 since March 2011. Our existing markets increased revenue by 11% in the first quarter and our four new markets augmented this growth.”

Dr. Singer added, “We continue to execute on our strategy of organic hiring and acquisition growth, as demonstrated by the significant number of providers we added during the first quarter of 2012. We have completed three acquisitions to-date in 2012 and our acquisition pipeline remains strong, with a significant number of physician practices in both the acute and post-acute areas. In addition, we continue to evaluate opportunities to add to our practices through hospital contracting. We remain confident in our ability to continue to execute our multi-pronged growth plan in 2012 and beyond.”

First Quarter 2012

Patient encounters for the three months ended March 31, 2012 increased by 169,000 encounters, or 14.2%, to 1,355,000, compared to 1,186,000 for the same period in the prior year. Net revenue for the three months ended March 31, 2012 was $129.8 million, an increase of $16.4 million, or 14.5%, from $113.4 million for the three months ended March 31, 2011. Of this $16.4 million increase, 74% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 26% was attributable to revenue generated from four new markets. Of these new markets, three were entered through acquisitions in 2011 and one was from a new hospital contract established in 2011. Same-market revenue increased 10.8%, same-market encounters increased 11.3% and patient revenue per encounter decreased 1.6%, principally due to a shift in service mix.

Physician practice salaries, benefits and other expenses for the three months ended March 31, 2012 were $95.1 million or 73.3% of net revenue, compared to $82.1 million or 72.4% of net revenue for the three months ended March 31, 2011. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period and to continued investment in physician leadership initiatives. As a percentage of revenue, physician costs increased by 90 basis points quarter over quarter. The increase in physician costs as a percentage of revenues is primarily related to certain hospital contracts in transition.

General and administrative expenses increased $2.3 million, or 12.9%, to $20.1million, or 15.5% of net revenue, for the three months ended March 31, 2012, as compared to $17.8 million, or 15.7% of net revenue, for the three months ended March 31, 2011. The increase in expense was primarily the result of increased costs to support the continuing growth of operations and acquisitions, including new regional office costs and other expenses. In addition, stock-based compensation expense increased primarily as a result of the increase in IPC’s stock price at the date of various grants. General and administrative expenses decreased as a percentage of net revenue as IPC continues to leverage these costs over a larger revenue base. Excluding stock-based compensation, general and administrative expenses decreased by 50 basis points to 14.3% of revenue for the three months ended March 31, 2012, compared to 14.8% of revenue for the same period of 2011.

Income from operations increased $1.2 million, or 9.8%, to $13.7 million, as compared to $12.5 million for the same period in the prior year. The operating margin was 10.5% for the three months ended March 31, 2012, as compared to 11.0% for the three months ended March 31, 2011. The decrease in the operating margin was largely the result of the increase in physician costs as a percentage of revenue, partially offset by the decrease in general and administrative expenses as a percentage of revenue.

The effective tax rate for the three months ended March 31, 2012 was 37.5% compared to 38.0% for the same period in the prior year. The primary reason for the decrease in the effective tax rate was due to a decrease in the Company’s effective state tax rate.

Net income increased to $8.5 million for the three months ended March 31, 2012, as compared to $7.7 million for the three months ended March 31, 2011, and the net income margin was 6.6% for the three months ended March 31, 2012, as compared to 6.8% for the three months ended March 31, 2011. Diluted earnings per share for the quarter ended March 31, 2012 was $0.50, as compared to diluted earnings per share of $0.46 in the same quarter of 2011, an increase of 8.4%.

Liquidity and Capital Resources

As of March 31, 2012, IPC had $15.0 million debt outstanding, and approximately $82.2 million in liquidity, which is composed of $22.3 million in cash and cash equivalents and an available line of credit of $59.9 million.

Net cash provided by operating activities for the three months ended March 31, 2012 was $14.9 million compared to $3.7 million for the same period of 2011. The changes in working capital during the three months ended March 31, 2012 was largely related to an increase in accounts receivable of $8.2 million and an increase in accrued compensation of $5.6 million primarily related to timing of payrolls and physician bonus payments. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 52 DSO as of March 31, 2012 as compared to 51 DSO as of December 31, 2011. The increase in DSO is largely related to the three practice acquisitions in the first quarter of 2012.

Net cash used in investing activities was $27.3 million for the three months ended March 31, 2012, compared to $5.5 million for the same period in 2011. Cash of $26.2 million was used in the first quarter of 2012 for physician practice acquisitions and earn-out payments on prior acquisitions, compared to $5.0 million in the same period of the prior year.

For the three months ended March 31, 2012, net cash provided by financing activities was $17.0 million, compared to $1.2 million provided by financing activities for the same period in 2011. In March 2012, IPC borrowed $15.0 million under its revolving line of credit to finance physician practice acquisitions and earn-out payments on prior acquisitions.

2012 Guidance

The Company reaffirms its guidance for the full year 2012 and expects revenue to be in the range of $520 million to $530 million and diluted earnings per share to be in the range of $1.96 to $2.06. The Company has provided this outlook based on assumptions of (i) weighted average shares outstanding of 16.9 million for the year, (ii) a 37.5% effective tax rate, (iii) $6.2 million in stock based compensation expense, and (iv) $4.0 million in depreciation and amortization expense. Not included in the assumptions are new market acquisitions completed after today’s date.

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning April 24, 2012 at 8:00 p.m. ET (5:00 p.m. PT) and ending on May 8, 2012 at 11:59 p.m. The replay telephone number is 855-859-2056 (USA) or 404-537-3406 (International); please use the conference ID 71195270 to access the replay. A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning April 24, 2012 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until May 24, 2012 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	March 31, 2012		December 31, 2011
Assets	(Unaudited	)
Current assets:
Cash and cash equivalents	$22,320		$17,752
Accounts receivable, net	76,208		68,010
Insurance receivable for malpractice claims—current portion	9,078		8,693
Prepaid expenses and other current assets	10,414		13,139

Total current assets	118,020		107,594
Property and equipment, net	5,592		5,112
Goodwill	192,389		173,688
Other intangible assets, net	1,986		1,812
Deferred tax assets, net	1,522		1,522
Insurance receivable for malpractice claims—less current portion	15,882		15,186

Total assets	$335,391		$304,914

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,986		$3,962
Accrued compensation	27,224		21,640
Payables for practice acquisitions	16,684		23,724
Medical malpractice and self-insurance reserves, current portion	9,851		9,383
Deferred tax liabilities	750		750

Total current liabilities	61,495		59,459
Long-term debt	15,000		—
Medical malpractice and self-insurance reserves, less current portion	34,329		32,803

Total liabilities	110,824		92,262
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—		—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,569,595 and 16,474,988 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	17		16
Additional paid-in capital	142,987		139,579
Retained earnings	81,563		73,057

Total stockholders’ equity	224,567		212,652

Total liabilities and stockholders’ equity	$335,391		$304,914

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Net revenue	$129,793	$113,387
Operating expenses:
Cost of services—physician practice salaries, benefits and other	95,098	82,097
General and administrative	20,074	17,775
Net change in fair value of contingent consideration	84	292
Depreciation and amortization	848	755

Total operating expenses	116,104	100,919

Income from operations	13,689	12,468
Investment income	4	5
Interest expense	(82)	(22)

Income before income taxes	13,611	12,451
Income tax provision	5,105	4,732

Net income	$8,506	$7,719

Net income per share:
Basic	$0.52	$0.47

Diluted	$0.50	$0.46

Weighted average shares:
Basic	16,505,047	16,323,125

Diluted	16,860,655	16,739,525

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Operating activities
Net income	$8,506	$7,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	848	755
Stock-based compensation expense	1,464	992
Net change in fair value of contingent consideration	84	292
Changes in assets and liabilities:
Accounts receivable	(8,198)	(15,208)
Prepaid expenses and other current assets	2,725	1,864
Accounts payable and accrued liabilities	3,006	2,670
Accrued compensation	5,584	3,600
Medical malpractice and self-insurance reserves, net	913	971

Net cash provided by operating activities	14,932	3,655

Investing activities
Acquisitions of physician practices	(26,222)	(4,965)
Purchase of property and equipment	(1,105)	(558)

Net cash used in investing activities	(27,327)	(5,523)

Financing activities
Proceeds from long-term debt, net	15,000	—
Net proceeds from issuance of common stock	1,777	1,045
Excess tax benefits from stock-based compensation	186	203

Net cash provided by financing activities	16,963	1,248

Net increase (decrease) in cash and cash equivalents	4,568	(620)
Cash and cash equivalents, beginning of period	17,752	18,935

Cash and cash equivalents, end of period	$22,320	$18,315

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the five consecutive quarters ended March 31, 2012:

	Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31
	2011	2011	2011	2011	2012
Patient encounters	1,186	1,159	1,193	1,224	1,355

Employee Data:

The following is a summary of our affiliated hospitalists employed at the end of five consecutive quarters ended March 31, 2012:

	Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31
	2011	2011	2011	2011	2012
Employed physicians	862	858	920	972	997
Nurse practitioners and physician assistants	187	196	212	229	268

Total	1,049	1,054	1,132	1,201	1,265